EXHIBIT 99.1

Quarter 4, Fiscal Year 2004 Earnings Call Transcript

November 30, 2004

[JOHN HEFFNER]: I am John Heffner, Chief Financial Officer for PriceSmart, Inc. and I want to welcome you to this presentation of the results of operation for PriceSmart’s fourth fiscal quarter which ended on October 31, 2004 (sic). Joining me for this presentation is Jose Luis Laparte, PriceSmart’s President, and Robert Price, the Company’s Chairman and Interim Chief Executive Officer.

Before we begin, I would like to remind listeners that this presentation contains statements about expected future events and financial results that are forward looking and subject to risks and uncertainties. I would encourage you to review the section “Factors That May Affect Future Performance” in the Company’s 10-K report filed with the SEC on November 24th, 2004 for additional information concerning risk factors that could cause our actual performance to differ materially from any projected performance stated today.

I will speak to the financial results for the three-month period ended October 31, 2004 (sic), and then Robert and Jose Luis will provide their comments on the business.

My presentation of the financial results for the fourth quarter of fiscal year 2004 will use the comparable quarter of fiscal year 2003 as the basis for comparison. This financial data, including consolidated income statement, balance sheet, and the cash flow statement can be found in the Company’s Form 10-K filed on November 24, 2004, or in the fourth quarter earnings press release posted on our web site: www.PriceSmart.com.

For the fourth quarter of fiscal year 2004, PriceSmart recorded a net loss to common stockholders of $14.4 million or ($1.96) per diluted share compared to a net loss of $26.0 million or ($3.78) per diluted share recorded in the fourth quarter of fiscal year 2003. For the full year, the Company had a net loss to common stockholders of $33.3 million or ($4.57) per diluted share compared to a year earlier net loss of $32.1 million or ($4.67) per diluted share. PriceSmart’s fourth quarter net income results were negatively impacted by a number of charges taken by the Company in the period totaling $8.0 million, many of which were disclosed in recent 8-K filings. I will elaborate on the nature and impact of those charges later in my remarks.

Consolidated net warehouse sales from the 26 warehouse clubs in operation in the fourth quarter of fiscal 2004 increased 3.3% to $146.8 million from $142.2 million in the fourth quarter of fiscal 2003. The Company opened a new location in metro-Manila early in the quarter bringing the number of operating warehouse clubs in the Philippines to four.

For the twelve-month period, net warehouse sales were $594.2 million in fiscal 2004 as compared to $638.5 million in fiscal 2003. During fiscal 2004, the Company averaged 1.5 fewer warehouse clubs in operation as compared to fiscal year 2003. In addition, the fiscal 2003 warehouse sales results included $23.9 million in wholesale telephone card sales that were discontinued prior to the start of fiscal 2004.

On a comparable basis (that is, sales for warehouse clubs that were open at least 12 full months), sales increased 2.2% in June, 5.3% in July, and 6.7% in August as compared to the same period in the prior year.

Membership income for the fourth quarter was $2.3 million compared to $2.0 million a year ago reflecting an increase in the average membership fee charged in most locations.

Warehouse gross profit margins in the fourth quarter of fiscal 2004 were 14.4% of net warehouse sales compared to 8.6% in the fourth quarter of fiscal 2003. The improvement in margin percent generally reflects improvements in the merchandising and operating efforts of the Company with reduced inventory shrink and fewer markdowns as compared to the prior year.

The fourth quarter operating loss was $4.9 million. That loss includes a $1.3 million write down of a prepaid asset in the Company’s Philippines subsidiary based on management’s assessment of its ultimate recoverability. This charge was recorded in “warehouse operations” expense. General and administrative expense includes a bad debt expense of $600,000 related to royalty fees previously billed to the Company’s China licensee. These invoices have not been paid and a notice of default was issued that may result in a termination of that license agreement. The Company recorded no royalty revenue from that licensee in the fourth quarter. Finally, the Company recorded $1.3 million in asset impairment and closure costs associated with the ongoing carrying cost of previously closed warehouse clubs, and management’s assessment of the fair market value of long-lived assets or lease obligations associated with those warehouse clubs (including $0.5 million for the closed club in Guatemala). PriceSmart ended August with four closed warehouse locations – three of which were closed in fiscal year 2003 and one in the second quarter of fiscal 2004. The Company is not receiving any rental income from those locations at this time. While not closing any warehouse clubs in the quarter, the Company did close its west coast distribution center, incurring a charge of $166,000 as part of an improved strategy for distributing U.S. merchandise that includes the opening of a distribution center in the Panama free trade zone. Excluding the amounts detailed above, the Company’s operating loss for the period would have been $1.7 million. In the fourth quarter of fiscal 2003, the operating loss was $25.7 million, $11.7 million of which was related to asset impairment and closure costs.

The Company incurred an additional $4.8 million in charges affecting the net loss as follows: A $1.7 million tax expense provision related to a probable liability in Honduras; and a $3.1 million non-cash charge to reflect a reduction in the carrying value of the Company’s investment in PSMT Mexico, the 50/50 joint venture with Grupo Gigante.

The total provision for income taxes was $3.1 million in the quarter and $4.2 million for the full fiscal year. In fiscal year 2003, income tax expense was $969,000 for the fourth quarter and $183,000 for the full year.

Minority interest relates to the allocation of the joint venture income or loss to the minority stockholders in those joint ventures. The Company has joint venture arrangements for its subsidiaries in Guatemala, Jamaica, Nicaragua, Trinidad, Aruba, and the Philippines. When the joint venture incurs a loss, the Company recognizes the proportionate share of those losses in that account and is a positive number as was the case in the fourth quarter of fiscal year 2003 with a positive $3.6 million. In the current quarter, the Company recorded a negative $32,000. The significant change is primarily in two areas. First, last year we had a large loss in Guatemala related to impairment and closure costs, a portion of which is associated with the joint venture interest. Also, the Philippines loss last year was proportionately shared with the J.V. interest.

This year, we did not have a similar loss in Guatemala. We did incur a loss in the Philippines, but because of the negative equity position in that subsidiary, PriceSmart recognized 100% of the losses as the consolidating entity.

Turning briefly to the balance sheet and cash flow, the Company ended the quarter and year with a consolidated balance of $34.4 million in cash and cash equivalents compared to $11.2 million at the end of fiscal 2003 and $2.3 million at the end of the third quarter. The increase in cash during the quarter was largely due to a $25 million long-term loan received from The Price Group LLC related to the private placement of common stock – a portion of the overall Financial Program that was announced on September 3, 2004. With the approval of the Company’s stockholders at a special meeting held on October 29th, this loan and accumulated interest was converted to 3.2 million shares of common stock. During the quarter, the Company increased its use of the purchase order financing facility established in February by $8.5 million. This facility was established to allow the Company to acquire merchandise from vendors on a pre-payment basis in exchange for additional discounts in response to reduced supplier credit terms. The balance owed on that facility at the end of August was $15 million which was also converted to common stock at the end of October as part of the “current obligations” portion of the Financial Program. The Company’s credit terms with its suppliers is improving.

Many of the components of the Financial Program have now been implemented. As mentioned, the Private Placement and Current Obligations portions of the Program have been completed as well as the conversion of both the Series A and the Series B Preferred stock along with accrued but unpaid dividends. The last remaining step is the rights offering which we anticipate will begin in mid to late December pending the SEC’s review and approval of the Company’s registration statement.

As a result of the Financial Program, the Company is in a much stronger financial position to achieve its goals. There is increased cash, reduced debt, and a much improved balance sheet.

Now I will turn the presentation over to Jose Luis.

[JOSE LUIS LAPARTE]: Thank you very much John and hello everyone.

It’s a pleasure to be able to talk with you today with my new responsibility as the President of the Company.

Since December last year, I had the opportunity to work with PriceSmart as a consultant and started working with the main focus of improving the merchandise assortment and the operation of the warehouses.

In the fourth quarter of fiscal year 2004, we saw some positive results on comp sales that definitely reflect some of the changes that we have done in our merchandise assortment. All three months of the quarter ended with a positive comp growth on sales versus last year of 2.2%, 5.3% and 6.7%, respectively.

A few months ago the Company started focusing more attention on five priorities that I am now also reinforcing and making sure are executed properly.

The first priority that we have as a business is to make sure we operate with a true wholesale club philosophy that includes a better assortment for small business members, items that differentiate our concept from other competitors, low margin structure to offer value to our members, and a membership fee that members need to pay to shop with us.

We have made a lot of changes in our assortment to better fit in the wholesale club philosophy; and the initial results are reflected, as I mentioned before, in the fourth quarter sales. We still need to continue making improvements for the small business member assortment and that takes me to the number two priority: membership, where we want to make sure we understand what are our member’s needs are and we are working closer with them.

In the Membership efforts we have organized our management structure in clubs in all the countries to dedicate more attention to growing our membership base, increase renewals and understand more what our members need. As John mentioned, the results of membership income at $2.3 million versus $2.0 million last year reflect some of the positive results of the membership focus in all countries.

The third priority we have is to increase positive comp sales through our merchandise improvements, our better offer on value to the members and a great member service in our operation at club level. One of the efforts in this priority is our bulk program that has now been introduced in all our countries and continues to show very good results. We have added more items to the assortment in bulk, and members are recognizing the values that we offer in this type of products.

Our next priority is to be a low cost operator and we are looking at different ways to increase our productivity at club level, reduce the impact of the credit card cost, reduce our shrink, and we are also working on reducing expenses at the central offices.

Then last but not least we also have a priority on teaching and developing our people. We want to make sure that all our employees understand our business philosophy and we have made different efforts in that area including a meeting that we had in Costa Rica in the month of September where we gathered all our warehouse club managers to communicate to them our direction, our merchandise plans and make sure they all focus on the same priorities.

As John Heffner our CFO mentioned, our cash position at the end of the fiscal year 2004 is much better than last year and puts us in a stronger position to achieve our goals.

We started this fiscal year with a better position on inventory, and we feel we have a better selection for our members that will be shopping during this holiday season.

We continue to work with our vendor community to improve our credit position, and with that help we should also see more improvements in our balance sheet.

I am excited with the opportunity that we have as a company to make this fiscal year that we just started a very good year for all our shareholders, our members and our employees in all countries.

Now I would like to turn the presentation to Robert Price our Interim CEO and Chairman. Thanks.

[ROBERT PRICE]: Thank you very much, Jose Luis and John, and hello to our PriceSmart stockholders.

Jose Luis and John have already spoken about the fourth quarter of fiscal year 2004, which ended on August 31st. Much of our efforts this past year have been devoted to making improvements at PriceSmart which will, hopefully, position our company for profitability. Some of the improvements which are most noteworthy: First, we have strengthened the management group including hiring a new president, Jose Luis Laparte, effective October 8th, along with a new CFO and two new controllers. Second, the quality of the inventory at the PriceSmart locations is much better as a result of marking down slow moving products and adding higher quality merchandise, especially in the non-foods category. Third, the PriceSmart locations have been upgraded in terms of overall maintenance along with improved merchandising standards. Fourth, we closed the Guam PriceSmart which was not performing well. And fifth, we began the process of strengthening the Company’s balance sheet through conversion of debt to equity and a rights offering which will be initiated in a few weeks.

Much remains to be done. We have serious business challenges in the Philippines and all PriceSmart locations operate in markets which present many different types of challenges. But I remain confident that with a little luck and the continued hard work, dedication and creativity of our employees, we can attain the results that we all hope for. Thank you and best wishes for a happy holiday season and a healthy and prosperous new year.